Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK

OF

CYPRESS BIOSCIENCE, INC.
AT
$4.25 NET PER SHARE
BY

RAMIUS V&O ACQUISITION LLC,
A WHOLLY OWNED SUBSIDIARY OF

RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 13, 2010, UNLESS THE OFFER IS EXTENDED

The offer is conditioned upon, among other things, (1) there being validly tendered in the offer and not properly withdrawn prior to the expiration date of the offer that number of shares of Common Stock, par value $0.001 per share (the “Shares”), of Cypress Bioscience, Inc. (“Cypress”) that, together with the Shares then owned by Ramius Value and Opportunity Advisors LLC, a Delaware limited liability company (“Ramius”), its affiliates and its subsidiaries (including, without limitation, Ramius V&O Acquisition LLC, a Delaware limited liability company (“Purchaser”)), would represent at least 90% of the total number of then-outstanding Shares calculated on a fully diluted basis, (2) Cypress’ Board of Directors having approved the offer and the proposed second-step merger described herein under Section 203 of the Delaware General Corporation Law (the “DGCL”) or Ramius being satisfied, in its sole discretion, that Section 203 of the Delaware General Corporation Law is inapplicable to the offer and the potential merger thereafter, (3) Cypress not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Ramius’ ability to acquire Cypress or otherwise diminishing the expected value to Ramius of the acquisition of Cypress, (4) Cypress having a balance of at least $80 million in cash or cash equivalents immediately prior to the consummation of the offer, (5) Ramius, or one of its affiliates, entering into a definitive agreement regarding financing to complete the purchase of all of the outstanding shares and (6) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

Ramius and Purchaser have sought to, and may again seek in their sole discretion to, negotiate a business combination with Cypress.  Subject to applicable law, Ramius and Purchaser reserve the right to amend the offer (including, without limitation, amending the number of Shares to be purchased, the offer price and the consideration to be offered in the proposed merger) upon and subject to entering into a merger agreement with Cypress, or to negotiate a merger agreement with Cypress not involving a tender offer pursuant to which Purchaser would terminate the offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Ramius, Purchaser and Cypress.

IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder’s Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder’s signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” transmit an Agent’s Message (as defined in Section 2 — “Acceptance for Payment and Payment”), and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such facsimile) or deliver such Shares pursuant to the book-entry transfer procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” or (2) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

A stockholder who desires to tender such stockholder’s Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot cause all required documents to reach the Depositary prior to the Expiration Date (as defined in Section 1 — “Terms of the Offer; Expiration Date”) may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.  Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

The Information Agent for the Offer is:
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders Call Toll-Free: (877) 717-3936
Banks and Brokers Call Collect: (212) 750-5833

September 15, 2010

SUMMARY TERM SHEET		i
INTRODUCTION		1
THE OFFER		4
1.	TERMS OF THE OFFER; EXPIRATION DATE.	4
2.	ACCEPTANCE FOR PAYMENT AND PAYMENT.	6
3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.	7
4.	WITHDRAWAL RIGHTS.	11
5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.	11
6.	PRICE RANGE OF THE SHARES; DIVIDENDS.	12
7.	EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.	13
8.	CERTAIN INFORMATION CONCERNING CYPRESS.	14
9.	CERTAIN INFORMATION CONCERNING RAMIUS AND PURCHASER.	15
10.	BACKGROUND OF THE OFFER.	16
11.	PURPOSE OF THE OFFER AND THE PROPOSED MERGER; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; “GOING-PRIVATE” TRANSACTIONS.	20
12.	SOURCE AND AMOUNT OF FUNDS.	23
13.	DIVIDENDS AND DISTRIBUTIONS.	25
14.	CONDITIONS TO THE OFFER.	25
15.	CERTAIN LEGAL MATTERS; ANTITRUST; OTHER FOREIGN APPROVALS; STATE TAKEOVER STATUTES.	29
16.	CERTAIN FEES AND EXPENSES.	31
17.	MISCELLANEOUS.	32

SCHEDULE I	INFORMATION CONCERNING THE MANAGERS, DIRECTORS AND EXECUTIVE OFFICERS OF THE RAMIUS GROUP AND PURCHASER	33

SUMMARY TERM SHEET

Ramius V&O Acquisition LLC, a wholly owned subsidiary of Ramius Value and Opportunity Advisors LLC, a Delaware limited liability company (“Ramius”), is offering to acquire all the outstanding shares of Common Stock, par value $0.001 per share, of Cypress at a price of $4.25 per share, net to the seller in cash, without interest and subject to any required withholding of taxes.  Unless the context otherwise requires, we refer to one share of Cypress Common Stock as a “Share.”

The following are some of the questions you, as a stockholder of Cypress, may have and answers to those questions.  This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related Letter of Transmittal, and the information contained in this summary term sheet is not complete and more detailed descriptions and explanations are contained in the remainder of this Offer to Purchase and related Letter of Transmittal.  We urge you to carefully read the entire Offer to Purchase and related Letter of Transmittal prior to deciding whether to tender your Shares.

Who is offering to purchase my Shares?

Our name is Ramius V&O Acquisition LLC.  We are a limited liability company recently formed solely in order to make the offer and to take certain other actions in connection therewith.  We are a wholly owned subsidiary of Ramius.  See “Introduction” and Section 9 — “Certain Information Concerning Ramius and Purchaser.”

How many Shares are you seeking to purchase, and at what price?

We are offering to purchase all the outstanding Shares at a price of $4.25 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes.  See “Introduction.”

On July 16, 2010, the last full trading day before the public announcement of our proposal to acquire all the outstanding Shares for $4.00 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $2.50, and on September 14, 2010, the last full trading day before the first public announcement of our offer to acquire all the outstanding Shares of Cypress for $4.25 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $3.51.  See Section 6 — “Price Range of the Shares; Dividends.”

Do I have to pay any brokerage or similar fees to tender?

If you are the record owner of your Shares and you tender Shares in the offer, you will not have to pay any brokerage or similar fees.  However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so.  You should consult your broker or nominee to determine whether any charges will apply.  See “Introduction.”

Why are you making this offer?

We are making the offer because we want to acquire control of, and ultimately acquire the entire equity interest in, Cypress.  Unfortunately, Cypress has rejected our efforts to date to enter into negotiation of a mutually acceptable merger agreement. If the offer is consummated, we intend to consummate a second-step merger or similar business combination with Cypress in which Cypress will become a wholly owned subsidiary of Ramius and all outstanding Shares that are not purchased in the offer (other than the Shares held by stockholders who perfect their appraisal rights) will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the offer (as further described herein, the “Proposed Merger”).  See “Introduction” and Section 11 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; ‘Going-Private’ Transactions.”

i

What does Cypress’ Board of Directors think of this offer?

Cypress’ Board of Directors rejected an earlier proposal by Ramius to acquire all outstanding Shares for $4.00 per Share in cash and declined our overtures to negotiate a mutually acceptable merger agreement.  Cypress’ Board of Directors has not approved this offer.  Within 10 business days after the date of this Offer to Purchase, Cypress is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.  See Section 10 —  “Background of the Offer.”

Do you have the financial resources to pay for the Shares?

Yes.  We will need approximately $148 million to purchase all Shares pursuant to the offer not already owned by Ramius and certain of its affiliates (collectively, the “Ramius Group”) and to pay related fees and expenses.  Ramius has entered into a commitment letter with RP Management, LLC, Administrator of Royalty Pharma Finance Trust (“RP”), pursuant to which RP has committed to provide financing to Ramius and its affiliates in the aggregate amount of up to $125.0 million (“RP Financing”) in connection with the purchase of all outstanding Shares pursuant to the Offer.  The remainder of the funds necessary to pay the offer price for all Shares in the Offer, and to pay all anticipated expenses in connection with the Offer, will be provided by the Ramius Group.  The Offer is conditioned on Purchaser entering into a definitive agreement with RP regarding the RP Financing to complete the purchase of all of the outstanding Shares.  See Section 12 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

As the form of payment consists solely of cash and we have a commitment letter with RP related to the RP Financing, we do not think our financial condition is material to your decision whether to tender in the Offer.

What are the most important conditions to the offer?

The most important conditions to the offer are the following:

•
Cypress’ stockholders must validly tender, and not withdraw before the expiration of the offer, a number of Shares that, together with the Shares then owned by the Ramius Group, would represent at least 90% of the total number of then-outstanding Shares on a fully diluted basis.

•
Cypress’ Board of Directors having approved the Proposed Merger under Section 203 of the Delaware General Corporation Law (the “DGCL”) or Purchaser being satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the offer and the Proposed Merger.

•
Cypress not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Ramius’ ability to acquire Cypress or otherwise diminishing the expected value to Ramius of the acquisition of Cypress.

•	Cypress having a balance of at least $80 million in cash or cash equivalents immediately prior to the consummation of the offer.

•	Ramius having entered into a definitive agreement with RP regarding the RP Financing to complete the purchase of all of the outstanding Shares.

•	All waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, having expired or having been terminated.

The offer is subject to certain other conditions as well.  A more detailed discussion of the conditions to consummation of this offer may be found in “Introduction,” Section 11 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; ‘Going-Private’ Transactions” and Section 14 — “Conditions to the Offer.”

How long do I have to decide whether to tender my Shares into the offer?

You have until the expiration date of the offer to tender.  The offer currently is scheduled to expire at 12:00 Midnight, New York City time, on October 13, 2010.  We currently expect that the offer will be extended until the principal conditions to the offer are satisfied.  If the offer is extended, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day following the date the offer was scheduled to expire.  Section 1 — “Terms of the Offer; Expiration Date.”

We may elect to provide a “subsequent offering period” for the offer.  A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the offer, during which stockholders may tender, but not withdraw, their Shares and receive the offer consideration.  We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

How do I accept the offer and tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A. (the “Depositary”), prior to the expiration of the offer.  If your Shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company.  If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms.  See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

If I accept the offer, when will I be paid for my Shares?

If the conditions to the offer are satisfied and we consummate the offer and accept your Shares for payment, you will receive payment for the Shares promptly following the expiration of the offer.  See Section 2 — “Acceptance for Payment and Payment.”

Can I withdraw my previously tendered Shares?

You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to the Depositary prior to the expiration of the offer.  Further, if we have not agreed to accept your Shares for payment within 60 days after the commencement of the offer, you can withdraw them at any time after that 60-day period, including during any extensions of the offer, until the time we do accept your Shares for payment.  Once Shares are accepted for payment, they cannot be withdrawn.  The right to withdraw tendered Shares will not apply to any subsequent offering period, if one is included.  See Section 4 — “Withdrawal Rights.”

If I do not tender but the offer is successful, what will happen to my Shares?

If, following the consummation of the offer, we own at least 90% of the outstanding Shares, including the Shares currently owned by the Ramius Group, we will cause Cypress to consummate the Proposed Merger promptly under the DGCL in which all Shares held by the remaining stockholders would be converted into the right to cash equal to the same price per Share as was paid in the offer, without interest.  If, after the Offer is completed but prior to the consummation of the Proposed Merger, the aggregate ownership by Purchaser and its affiliates of the outstanding Shares should fall below 90% for any reason, Purchaser may decide to acquire additional Shares in the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than $4.25.

In the Proposed Merger, all Shares that were not purchased in the offer will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the offer.  If the Proposed Merger takes place, stockholders who did not validly tender in the offer (other than those properly exercising appraisal rights available under Delaware law) will receive the same amount of cash per Share that they would have received had they validly tendered their Shares in the offer.  Therefore, if the Proposed Merger takes place and you do not properly perfect your available appraisal rights, the only difference between tendering your Shares and not tendering your Shares in the offer is that you will be paid earlier if you tender your Shares. See “Introduction” and Section 7 — “Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations.”  The treatment of your Shares if the Proposed Merger does take place and you properly perfect your appraisal rights is discussed in Section 11 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; ‘Going-Private’ Transactions.”

However, if the offer is consummated and the Proposed Merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares.  In addition, the Shares may no longer be eligible to be traded on The Nasdaq Global Stock Market or any other securities exchange, and Cypress may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission’s rules relating to publicly held companies.  See Section 7 — “Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations.”

What is the market value of my Shares as of a recent date?

On July 16, 2010, the last full trading day before the public announcement of our proposal to acquire all the outstanding Shares for $4.00 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $2.50, and on September 14, 2010, the last full trading day before the first public announcement of our offer to acquire all the outstanding Shares of Cypress for $4.25 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $3.51.  See Section 6 — “Price Range of the Shares; Dividends.”

Are appraisal rights available in either the offer or the proposed second-step merger?

Appraisal rights are not available in the offer.  If we consummate the Proposed Merger on the terms described herein, you will be entitled to appraisal rights in connection with the proposed second-step merger if you do not vote in favor of the proposed second-step merger and you otherwise strictly comply with applicable Delaware law.  See Section 11 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; ‘Going-Private’ Transactions.”

What are the U.S. federal income tax consequences of the proposed transactions?

The receipt of cash in the offer or the Proposed Merger in exchange for Shares will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.  You should consult your tax advisor about the particular effect the proposed transactions will have on your Shares.  See Section 5 — “Material U.S. Federal Income Tax Consequences.”

Whom can I call with questions?

You can call Innisfree M&A Incorporated at (877) 717-3936 (toll-free) or (212) 750-5833 (collect) with any questions you may have.  Innisfree M&A Incorporated is acting as the information agent for the offer.  See Section 16 — “Certain Fees and Expenses” and the back cover of this Offer to Purchase.

v

INTRODUCTION

To the Stockholders of Cypress Bioscience, Inc.:

 Ramius V&O Acquisition LLC, a Delaware limited liability company (“Purchaser”) and a wholly owned subsidiary of Ramius Value and Opportunity Advisors LLC, a Delaware limited liability company (“Ramius”), hereby offers to purchase all outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), of Cypress Bioscience, Inc., a Delaware corporation (“Cypress”), at a price of $4.25 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

Tendering stockholders whose Shares are registered in their own name who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions.  Stockholders who hold their Shares in street name through a bank, dealer, broker, trust or other nominee should check with such nominee as to whether it will charge any service fees.  Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer.  Any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup U.S. Federal income tax withholding of 28% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer.  See Section 5 — “Material U.S. Federal Income Tax Consequences.”  Purchaser will pay all fees and expenses of Computershare Trust Company, N.A., as Depositary (the “Depositary”), and Innisfree M&A Incorporated (“Innisfree”), as Information Agent (the “Information Agent”), incurred in connection with the Offer.  See Section 16 — “Certain Fees and Expenses.”

The purpose of the Offer is to enable Ramius to acquire control of, and ultimately acquire the entire equity interest in, Cypress.  The Offer, as the first step in the acquisition of Cypress, is intended to facilitate the acquisition of all issued and outstanding Shares.  Purchaser currently intends, promptly following consummation of the Offer, to seek to have Cypress consummate a second-step merger or similar business combination with Purchaser or another direct or indirect wholly owned subsidiary of Ramius (the “Proposed Merger”), pursuant to which each then outstanding Share (other than Shares held by Ramius, its affiliates or its subsidiaries (including, without limitation, Purchaser) and Shares owned by stockholders who perfect any available appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to the highest price paid per Share pursuant to the Offer. Under the Delaware General Corporation Law (the “DGCL”), as currently in effect, if Purchaser acquires that number of Shares, which, together with the Shares then owned by Ramius and certain of its affiliates who are members of a Section 13(d) group with respect to Cypress’ Shares (collectively, the “Ramius Group”), would represent at least 90% of the total number of the outstanding Shares, Purchaser believes it would be able to approve the Proposed Merger without a vote of Cypress’ Board of Directors or Cypress’ stockholders.  If Purchaser does not acquire that number of Shares, which, together with the Shares then owned by the Ramius Group would represent at least 90% of the total number of the outstanding Shares, and Purchaser reduces or waives the Minimum Tender Condition (as defined below), Purchaser would have to obtain the required approval of Cypress’ Board of Directors and stockholders to effect the Proposed Merger.

Notwithstanding the foregoing, certain provisions of the DGCL may affect the ability of Ramius to obtain control of Cypress and Purchaser’s ability to consummate the Proposed Merger.  The timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, including without limitation, actions of Cypress’ Board of Directors, the number of Shares, if any, acquired by Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the Section 203 Condition, the Impairment Condition, the Minimum Cash Balance Condition, the RP Financing Condition and the HSR Condition (each as defined below) and all other conditions set forth in Section 14 — “Conditions to the Offer” are satisfied or waived.  There can be no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated.  See Section 11 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; ‘Going-Private’ Transactions” and Section 14 — “Conditions to the Offer.”

Ramius and Purchaser have sought to, and may again seek in their sole discretion to, negotiate a business combination with Cypress.  Subject to applicable law, Ramius and Purchaser reserve the right to amend the Offer (including, without limitation, amending the number of Shares to be purchased, the Offer Price and the consideration to be offered in the Proposed Merger) upon and subject to entering into a merger agreement with Cypress, or to negotiate a merger agreement with Cypress not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Ramius, Purchaser and Cypress.

The Offer is subject to the fulfillment of certain conditions, including, without limitation, the following:

The Minimum Tender Condition.  Consummation of the Offer is conditioned upon there having been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date (as defined in Section 1 — “Terms of the Offer; Expiration Date”) that number of Shares that, together with the Shares then owned by the Ramius Group and Purchaser, would represent at least 90% of the total number of then-outstanding Shares calculated on a fully diluted basis, which shall mean, as of any time, the number of Shares outstanding, together with all Shares that Cypress would be required or permitted to issue in satisfaction of the terms of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, Shares under which the right to convert or exchange into or exercise for Shares has or will have accrued, assuming consummation of the Offer and the Proposed Merger (the “Minimum Tender Condition”).

According to Cypress’ Form 10-Q for its fiscal quarter ended June 30, 2010 (the “Cypress 10-Q”), as of August 5, 2010, 38,588,190 Shares were issued and outstanding.  The Ramius Group beneficially owns 3,815,000 Shares in the aggregate, or approximately 9.9% of the outstanding Shares.  Accordingly, and subject to the foregoing, if 30,914,371 Shares, or approximately 80.1% of the outstanding Shares, were tendered and not withdrawn prior to the Expiration Date, the Minimum Tender Condition would be satisfied.

The Section 203 Condition. Consummation of the Offer is conditioned upon Cypress’ Board of Directors having approved the Offer and the Proposed Merger under Section 203 of the DGCL or Purchaser being satisfied, in its sole discretion, that Section 203 of the DGCL is inapplicable to the Offer and the Proposed Merger (the “Section 203 Condition”).

The Impairment Condition. Purchaser may not have to consummate the Offer if it becomes aware (1) that any material contractual right of Cypress or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of Cypress or any of its subsidiaries has been or will be accelerated or has otherwise become or will become due or become subject to acceleration prior to its stated due date, or, in each case, would reasonably be expected to occur, in each case, with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser, Ramius or any other affiliate of Ramius of a merger or other similar business combination involving Cypress or (2) of any covenant, term or condition in any instrument or agreement of Cypress or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Cypress or any of its subsidiaries or affiliates (including, without limitation, any term or provision that requires or otherwise obligates the Company to make future payments or investments) or the value of the Shares to Purchaser, Ramius or any other affiliate of Ramius (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by Ramius or Purchaser or Ramius’ or Purchaser’s consummation of a merger or other similar business combination involving Cypress) (the “Impairment Condition”).

The Minimum Cash Balance Condition. Consummation of the Offer is conditioned upon Cypress having a balance of at least $80 million in cash or cash equivalents immediately prior to the consummation of the Offer (the “Minimum Cash Balance Condition”).

The RP Financing Condition. Consummation of the Offer is conditioned upon Ramius having entered into a definitive agreement with RP Management, LLC, Administrator of Royalty Pharma Finance Trust (“RP”), regarding the financing to complete the purchase of all of the outstanding Shares (the “RP Financing Condition”).

The HSR Condition.  Consummation of the Offer is conditioned upon the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the “HSR Act”) (the “HSR Condition”).  Under the HSR Act, certain acquisition transactions, such as the Offer and the Proposed Merger, may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting period requirements have been satisfied.  See Section 15 — “Certain Legal Matters; Antitrust; Other Foreign Approvals; State Takeover Statutes.”

Certain other conditions to the consummation of the Offer are discussed in Section 14 — “Conditions to the Offer.”  Purchaser reserves the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (“SEC”)) to amend or waive any one or more of the terms and conditions of the Offer, including, without limitation, the Minimum Tender Condition, the Section 203 Condition, the Impairment Condition, the Minimum Cash Balance Condition and the RP Financing Condition.  See Section 1 — “Terms of the Offer; Expiration Date” and Section 14 — “Conditions to the Offer.”

Material U.S. Federal Income Tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Proposed Merger are discussed in Section 5 — “Material U.S. Federal Income Tax Consequences.”

This Offer to Purchase and related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE OFFER

1.	TERMS OF THE OFFER; EXPIRATION DATE.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 — “Withdrawal Rights” on or prior to the Expiration Date.  The term “Expiration Date” means 12:00 Midnight, New York City time, on October 13, 2010, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.

The Offer is conditioned upon satisfaction of the Minimum Tender Condition, the Section 203 Condition, the Impairment Condition, the Minimum Cash Balance Condition, the RP Financing Condition, the HSR Condition and all the other conditions set forth in Section 14 — “Conditions to the Offer.”  Purchaser reserves the right (but will not be obligated), subject to the applicable rules and regulations of the SEC, to amend or waive the Minimum Tender Condition, the Section 203 Condition, the Impairment Condition, the Minimum Cash Balance Condition, the RP Financing Condition or any other condition of the Offer if any of the Minimum Tender Condition, the Section 203 Condition, the Impairment Condition, the Minimum Cash Balance Condition, the RP Financing Condition or any of the other conditions set forth in Section 14 — “Conditions to the Offer” has not been satisfied by 12:00 Midnight, New York City time, on October 13, 2010 (or any other time then set as the Expiration Date).  Subject to compliance with the applicable rules and regulations of the SEC, including Rules 14d-4(d)(i), 14d-6(c) and 14e-1, Purchaser may elect to:

(1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

(2) waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Date; or

(3) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders.

Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension.  During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

Subject to any applicable rules and regulations of the SEC, including Rules 14d-4(d)(i), 14d-6(c) and 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Purchaser expressly reserves the right to:

(1) terminate or amend the Offer if any of the conditions referred to in Section 14 — “Conditions to the Offer” has not been satisfied or upon the occurrence of any of the events specified in Section 14 — “Conditions to the Offer;” or

(2) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

Purchaser acknowledges that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.  Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.  The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought or a change in any dealer’s soliciting fee, will depend upon the facts and circumstances, including, without limitation, the materiality of the changes and, in the SEC’s view, should be no less than five business days from the date that notice of such change is first published or sent or given to security holders. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum 10-business day period from the date that such notice of such change is first published or sent or given to security holders is required to allow for adequate dissemination to stockholders.  For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

If Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares.

If, prior to the Expiration Date, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

Pursuant to Rule 14d-11 under the Exchange Act, although Purchaser does not currently intend to do so, Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of from three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a “Subsequent Offering Period”).  A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

During a Subsequent Offering Period, tendering stockholders would not have withdrawal rights and Purchaser would promptly purchase and pay for any Shares tendered at the same price paid in the Offer.  Rule 14d-11 under the Exchange Act provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (1) the initial 20-business day period of the Offer has expired, (2) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (3) Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of Cypress consistent with the requirements of the SEC.

Purchaser currently does not intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.  Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.  The same consideration will be paid to stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

We are making a request to Cypress for its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if the certificates representing the Shares (the “Share Certificates”) are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

Purchaser reserves the right to transfer or assign to one or more of Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase  promptly following the Expiration Date, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn prior to the Expiration Date.  Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the reasonable discretion of Purchaser.  See Section 14 — “Conditions to the Offer.”  Purchaser expressly reserves the right, in its sole discretion but subject to the applicable rules of the SEC, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions referred to in Section 14 — “Conditions to the Offer” has not been satisfied or upon the occurrence of any of the events specified in Section 14 — “Conditions to the Offer.”

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

(1) the Share Certificates or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares (if such procedure is available) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares;”

(2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

(3) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer.  In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders.  Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser’s obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for any Shares, regardless of any extension of the Offer or any delay in paying such purchase price.  Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

Valid Tender of Shares.  Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (1) on or prior to the Expiration Date, (a) Share Certificates representing tendered Shares must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by the Depositary, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, must be received by the Depositary at one of its addresses and (c) any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses or (2) the guaranteed delivery procedures set forth below must be followed.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including, without limitation, delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.  The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase.  Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer.  However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase.  Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution.  See Instructions 1 and 5 to the Letter of Transmittal.

If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

If the Share Certificates are forwarded separately to the Depositary, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each such delivery.

Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder’s tender may be effected if all the following conditions are met:

(1) such tender is made by or through an Eligible Institution;

(2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

(3) within three Nasdaq Global Stock Market trading days after the date of execution of such Notice of Guaranteed Delivery (i) Share Certificates representing tendered Shares are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by the Depositary, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, is received by the Depositary at one of such addresses and (iii) any other documents required by the Letter of Transmittal are received by the Depositary at one of such addresses.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram or facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share Certificates representing tendered Shares (or a Book-Entry Confirmation) (or a Book Entry Confirmation, if available), (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book entry transfer of Shares and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary’s account at the Book-Entry Transfer Facility.

Backup U.S. Federal Income Tax Withholding.  Under U.S. Federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer.  To avoid backup withholding, unless an exemption applies, a stockholder that is a U.S. person (as defined for U.S. Federal income tax purposes) must provide the Depositary with the U.S. stockholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the U.S. stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal.  If a U.S. stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the U.S. stockholder, and any payment made to the U.S. stockholder pursuant to the Offer may be subject to backup withholding.  All stockholders surrendering Shares pursuant to the Offer that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary).

Certain stockholders (including, among others, corporations and certain foreign individuals and foreign entities) may not be subject to backup withholding.  Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding.  These stockholders should consult a tax advisor to determine which Form W-8 is appropriate.  See the Letter of Transmittal for more information.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules from payments made to a U.S. stockholder may be refunded or credited against the U.S. stockholder’s Federal income tax liability, if any, provided, that the required information is furnished to the Internal Revenue Service.

Appointment as Proxy.  By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints Jeffrey C. Smith and Owen S. Littman, or either of them, and any individual designated by either of them or Purchaser, and each of them individually, as such stockholder’s attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all Shares or other securities issued in respect of such Shares on or after September 15, 2010. All such proxies shall be considered coupled with an interest in the tendered Shares.  Such appointment will be effective when, and only to the extent that Purchaser accepts for payment such Shares as provided herein.  Upon such appointment, all prior proxies and consents given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent power of attorney, proxies, consents or revocations may be given (and if given will not be deemed effective).  The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of Cypress’ stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.  Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities.  See Section 11 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; ‘Going-Private’ Transactions.”

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.  The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Cypress’ stockholders.

Determination of Validity.  All questions as to the form of documents and validity, eligibility (including, without limitation, as to time of receipt) and acceptance for payment of any tender of Shares and compliance by a tendering stockholder with the terms of the Offer will be determined by Purchaser, in its sole discretion.  Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful.  Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders without any effect on the rights of such other stockholders.

No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived.  None of Purchaser, Ramius or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements.  Purchaser’s acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.	WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.  Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after November 13, 2010, or such later date as may apply in case the Offer is extended.

To be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.  Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.  If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution.  If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures.

Withdrawals of Shares may not be rescinded.  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures discussed in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including, without limitation, as to time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion.  None of Purchaser, Ramius or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If Purchaser provides a Subsequent Offering Period following the Offer (as discussed in Section 1 — “Terms of the Offer; Expiration Date”), no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for U.S. Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), and may also be a taxable transaction under applicable state, local or foreign income tax laws.

For U.S. Federal income tax purposes, if you sell or exchange your Shares in the Offer, the subsequent offering period (if one is provided) or the Proposed Merger, you generally should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in the Shares that you sold or exchanged.  Generally, that gain or loss will be a capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year.  In the case of a tendering noncorporate stockholder, long-term capital gains will be eligible for reduced U.S. Federal income tax rates.  A stockholder that receives cash in connection with the exercise of its appraisal rights under the DGCL as described herein under Section 11 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; ‘Going-Private’ Transactions” will generally recognize a capital gain or loss in the same manner.  In addition, the ability to use capital losses to offset ordinary income is limited.

The foregoing discussion may not be applicable to certain types of stockholders with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code such as non-U.S. persons (including partnerships or other flow-through entities, brokers, dealers or traders in securities or commodities, insurance companies, tax-exempt organizations and financial institutions), persons subject to the alternative minimum tax, and persons who have a functional currency other than the U.S. dollar. This discussion also may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, conversion, or constructive sale transaction, an integrated investment or other risk-reduction transaction.  In addition, the foregoing does not address state, local or foreign tax laws that may be applicable.

The foregoing discussion is not a comprehensive description of all tax consequences relevant to the stockholders of Cypress.  Stockholders of Cypress are advised to consult their own tax advisors regarding the specific consequences to them of the Offer and the Proposed Merger, including, without limitation, the applicability and effect of U.S. Federal, state, local and foreign income and other tax laws in their particular circumstances.

6.	PRICE RANGE OF THE SHARES; DIVIDENDS.

According to the Cypress Form 10-K for its fiscal year ended December 31, 2009 (the “Cypress 2009 10-K”), the Shares are listed and traded principally on The Nasdaq Global Stock Market under the symbol “CYPB.”  The following table sets forth, for the periods indicated, the high and low sales prices for the Shares on The Nasdaq Global Stock Market as reported in the Cypress 2009 10-K for Cypress’ fiscal years ended December 31, 2008 and December 31, 2009 and as reported in published financial sources for Cypress’ fiscal quarters ended March 31, and June 30, 2010.

	High	Low
Calendar Year 2010:
First Quarter	$6.22	$4.72
Second Quarter	5.32	2.25
Calendar Year 2009:
First Quarter	$10.10	$6.78
Second Quarter	9.68	6.70
Third Quarter	9.95	6.85
Fourth Quarter	8.37	5.24
Calendar Year 2008:
First Quarter	$11.09	$6.66
Second Quarter	8.85	6.17
Third Quarter	9.13	5.45
Fourth Quarter	7.41	4.90

On July 16, 2010, the last full trading day before the public announcement of our proposal to acquire all the outstanding Shares for $4.00 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $2.50, and on September 14, 2010, the last full trading day before the first public announcement of our Offer to acquire Cypress for $4.25 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $3.51.  Please obtain a recent quotation for the Shares prior to deciding whether or not to tender.

Dividends.  Cypress has never paid any cash dividends on the Shares.  If Purchaser acquires control of Cypress, Purchaser currently intends that no dividends will be declared on the Shares prior to Purchaser’s acquisition of the entire equity interest of Cypress.

7.	EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

If the Offer is successful and the Proposed Merger is consummated, stockholders who do not tender in the Offer (other than those properly exercising appraisal rights available under Delaware law) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer.  Therefore, if the Proposed Merger takes place and a stockholder does not properly perfect its available appraisal rights, the only difference between tendering Shares in the Offer and not tendering Shares in the Offer is that tendering stockholders will be paid earlier.  However, if the Offer is consummated and the Proposed Merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares.  Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be higher or lower than the price paid in the Offer.

Nasdaq Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in The Nasdaq Global Stock Market.  If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued inclusion in The Nasdaq Global Stock Market, the market for the Shares could be adversely affected. According to the published guidelines of The Nasdaq Stock Market LLC, a security must have a minimum bid price of $1, there must be at least 400 beneficial holders and/or holders of record and the security must meet one of three maintenance standards for continued listing on The Nasdaq Global Market. The first maintenance standard requires that there be at least $10 million in stockholders’ equity, at least 750,000 publicly held shares, a market value of at least $5 million for all publicly held shares and at least two registered and active market makers for the shares. The second maintenance standard requires that the market value of listed securities is at least $50 million, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares. The third maintenance standard requires that the issuer’s total assets and total revenue each are at least $50 million for the most recently completed fiscal year or two of the three most recently completed fiscal years, there are at least 1.1 million publicly held shares with an aggregate market value of at least $15 million and at least four registered and active market makers for the shares.

If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, quotations on The Nasdaq Global Stock Market will be discontinued.  In the event the Shares were no longer quoted on The Nasdaq Global Stock Market, quotations might still be available from other sources.  The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

On August 19, 2010, Cypress notified The Nasdaq Global Stock Market that it was not in compliance with NASDAQ Marketplace Rule 5605(c)(2)(A), which requires an issuer to, among other things, have an audit committee comprising at least three independent directors, due to the resignation of Jean-Pierre Millon from Cypress’ Board of Directors and his concurrent resignation from the Audit Committee of the Board of Directors.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act.  Such registration may be terminated upon application of Cypress to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares.  The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Cypress to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to Cypress. See Section 11 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; ‘Going-Private’ Transactions.”  In addition, “affiliates” of Cypress and persons holding “restricted securities” of Cypress may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.  Purchaser intends to seek to cause Cypress to terminate registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer pursuant to the requirements for termination of registration of the Shares.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares.  Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

8.	CERTAIN INFORMATION CONCERNING CYPRESS.

The information concerning Cypress contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.  Neither the Ramius Group nor Purchaser takes responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Cypress to disclose events which may have occurred or may affect the significance or accuracy of any such information, but which are unknown to Purchaser or its affiliates, except to the extent required by law.

 According to the Cypress 2009 10-K, Cypress was incorporated in 1981 under the laws of the State of Delaware.  The principal executive offices of Cypress are located at 4350 Executive Drive, Suite 325, San Diego, California 92121 and its telephone number is (858) 452-2323.  According to the Cypress 2009 10-K, Cypress provides therapeutics and personalized medicine services.

Cypress is subject to the informational filing requirements under the Exchange Act and is required to file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information Cypress files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at l-800-SEC-0330 for further information on the public reference room.  Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.  The respective SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

9.	CERTAIN INFORMATION CONCERNING RAMIUS AND PURCHASER.

Purchaser, Ramius V&O Acquisition LLC, a Delaware limited liability company, is a wholly owned subsidiary of Ramius Value and Opportunity Advisors LLC, a Delaware limited liability company (“Ramius”).  Ramius Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Value and Opportunity Master Fund”), Ramius Navigation Master Fund Ltd, a Cayman Islands exempted company (“Navigation Master Fund”), Ramius Optimum Investments LLC, a Delaware limited liability company (“ROIL”), Cowen Overseas Investment LP, a Cayman Islands limited partnership (“COIL”), Ramius Enterprise Master Fund Ltd, a Cayman Islands exempted company (“Enterprise Master Fund”), Ramius Advisors, LLC, a Delaware limited liability company (“Ramius Advisors”), Cowen Group, Inc., a Delaware corporation (“Cowen”), RCG Holdings LLC, a Delaware limited liability company (“RCG Holdings”), Ramius LLC, a Delaware limited liability company, and C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), together with Ramius, are the members of the Ramius Group.  The principal business of each of Value and Opportunity Master Fund, Navigation Master Fund, ROIL and COIL is serving as a private investment fund.  Enterprise Master Fund is the sole stockholder of Navigation Master Fund.  The principal business of Ramius is acting as the investment manager of Value and Opportunity Master Fund.  The principal business of Ramius Advisors is acting as the investment advisor of each of Navigation Master Fund and Enterprise Master Fund, as the managing member of ROIL and as the general partner of COIL.  Ramius LLC is a Registered Investment Advisor with the SEC engaged in money management and investment advisory services for third parties and proprietary accounts and serves as the sole member of each of Ramius and Ramius Advisors.  Cowen provides alternative investment management, investment banking, research, and sales and trading services through its business units, Ramius LLC and Cowen and Company.  Cowen also serves as the sole member of Ramius LLC.  RCG Holdings is a significant stockholder of Cowen.  C4S serves as managing member of RCG Holdings.

The business address of Purchaser, ROIL, Ramius Advisors, Ramius, Ramius LLC, Cowen, RCG Holdings and C4S is 599 Lexington Avenue, 20th Floor, New York, New York 10022.  The business telephone number of Purchaser, ROIL, Ramius Advisors, Ramius, Ramius LLC, Cowen, RCG Holdings and C4S is (212) 845-7900.  The business address of Value and Opportunity Master Fund, Enterprise Master Fund, Navigation Master Fund and COIL is c/o Citco Fund Services (Cayman Islands) Limited, Regatta Office Park, Windward 1, 2nd Floor, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands.  The business telephone number of Value and Opportunity Master Fund, Enterprise Master Fund, Navigation Master Fund and COIL is (212) 845-7900.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each manager, director and executive officer of certain members of the Ramius Group and Purchaser and certain other information is set forth on Schedule I hereto.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Ramius, Purchaser and, to Ramius’ and Purchaser’s knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Ramius, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Cypress; (ii) none of Ramius, Purchaser and, to Ramius’ and Purchaser’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares during the past 60 days; (iii) none of Ramius, Purchaser and, to Ramius’ and Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Cypress (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Ramius, Purchaser, their subsidiaries or, to Ramius’ and Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Cypress or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Ramius, Purchaser, their subsidiaries or, to Ramius’ and Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Cypress or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

As of the date hereof, Value and Opportunity Master Fund beneficially owns 3,067,500 Shares, representing approximately 8.0% of the Shares outstanding, Navigation Master Fund beneficially owns 2,549 Shares, representing less than one percent of the Shares outstanding, ROIL beneficially owns 134,951 Shares, representing less than one percent of the Shares outstanding, and COIL beneficially owns 610,000 Shares, representing approximately 1.6% of the Shares outstanding.  Purchaser does not currently beneficially own any Shares.

As the sole stockholder of Navigation Master Fund, Enterprise Master Fund may be deemed to beneficially own the 2,549 Shares beneficially owned by Navigation Master Fund, representing less than one percent of the Shares outstanding.  As the investment advisor of Navigation Master Fund, the managing member of ROIL and the general partner of COIL, Ramius Advisors may be deemed to beneficially own the 747,500 Shares beneficially owned in the aggregate by Navigation Master Fund, ROIL and COIL, representing approximately 1.9% of the Shares outstanding.  As the investment manager of Value and Opportunity Master Fund, Ramius may be deemed to beneficially own the 3,067,500 Shares beneficially owned by Value and Opportunity Master Fund, representing approximately 8.0% of the Shares outstanding.  As the sole member of each of Ramius and Ramius Advisors, Ramius may be deemed to beneficially own the 3,815,000 Shares beneficially owned in the aggregate by Value and Opportunity Master Fund, Navigation Master Fund, ROIL and COIL, representing approximately 9.9% of the Shares outstanding.  As the sole member of Ramius, Cowen may be deemed to beneficially own the 3,815,000 Shares beneficially owned in the aggregate by Value and Opportunity Master Fund, Navigation Master Fund, ROIL and COIL, representing approximately 9.9% of the Shares outstanding.  As a significant stockholder of Cowen, RCG Holdings may be deemed to beneficially own the 3,815,000 Shares beneficially owned in the aggregate by Value and Opportunity Master Fund, Navigation Master Fund, ROIL and COIL, representing approximately 9.9% of the Shares outstanding.  As the managing member of RCG Holdings, C4S may be deemed to beneficially own the 3,815,000 Shares beneficially owned in the aggregate by Value and Opportunity Master Fund, Navigation Master Fund, ROIL and COIL, representing approximately 9.9% of the Shares outstanding.

10.	BACKGROUND OF THE OFFER.

Between May 27, 2010 and July 15, 2010, representatives of the Ramius Group attended certain investor presentations and conferences held by Cypress and met with members of Cypress’ management, including Chairman and Chief Executive Officer Jay D. Kranzler and Chief Financial Officer Sabrina Martucci Johnson, and discussed, among other things, Cypress’ current strategic plan involving early-stage acquisitions and certain recent transactions, including the license agreement with BioLineRx Ltd. in connection with the BL-1020 drug, the acquisition of Proprius and the co-promotion of Savella® with Forest Laboratories (the “Co-Promote”).

On July 19, 2010, the Ramius Group filed a Schedule 13D with the SEC indicating it owned 3,815,000 Shares as of July 16, 2010, representing approximately 9.9% of Cypress’ issued and outstanding Shares.  The Ramius Group subsequently filed amendments to the Schedule 13D on each of July 22, 2010, August 6, 2010 and August 12, 2010.

On July 19, 2010, the Ramius Group delivered a letter (the “July 19 Letter”) to Cypress’ Board of Directors outlining an offer to acquire all of the outstanding Shares that the Ramius Group did not already own for $4.00 per Share in cash (the “Acquisition Offer”).  The Acquisition Offer described in the July 19 Letter represented a 60% premium over the July 16, 2010 closing price and a 74% premium over the average closing price since the acquisition of BioLineRx’s BL-1020 drug.   In addition to the all-cash Acquisition Offer, the Ramius Group also stated in the July 19 Letter that it would be willing to consider an acquisition structure that would allow management to continue the development of the recently acquired BL-1020 if it were able to fund the required financing for the Phase IIb trial itself or from a third party financing source.  The letter stated that under this proposed structure management and third party financing could retain a 50% interest in BL-1020, with the other 50% interest retained on a pro-rata basis by Cypress’ existing stockholders.  The Ramius Group stated in the letter that it believed that this structure would provide stockholders with immediate liquidity through an all-cash acquisition at a significant premium to the current stock price and provide stockholders with an opportunity to retain future upside potential from the development of BL-1020 without stockholders funding the risk.

 In the July 19 Letter, the Ramius Group also called on Cypress’ Board of Directors to stop blindly following a management team that continued to destroy stockholder value by making increasingly risky investments with stockholder money and to immediately hire a reputable investment bank to evaluate the Ramius Group’s Acquisition Offer and to formally explore a sale of Cypress to maximize the value for all stockholders.  The Ramius Group implored the Board to cease and desist from approving any further acquisitions and from entering into, or seeking or proposing to enter into, any further material transactions, licensing agreements or business combinations that could jeopardize the ability of stockholders to realize full and fair value for their investment.  The Ramius Group also questioned whether the members of Cypress’ Board of Directors had breached their respective fiduciary duties to stockholders by continuing to approve highly speculative, overpriced, and value-destroying acquisitions that serve only to further entrench the existing management team and the Board of Directors.

On July 22, 2010, Value and Opportunity Fund delivered to Cypress a letter (the “July 22 Demand”) demanding, pursuant to Section 220 of the DGCL, inspection of certain of Cypress’ Books and Records (as defined therein).  The Books and Records demanded in the July 22 Demand relate to, without limitation, certain decisions made by Cypress’ Board of Directors and management, particularly with respect to Cypress’ license agreement with BioLineRx Ltd.

In a letter dated July 29, 2010, Cypress rejected in its entirety the July 22 Demand.

On August 3, 2010, Cypress entered into a letter agreement (the “Letter Agreement”) with Forest Laboratories Holdings Limited (f/k/a Forest Laboratories Ireland Limited) (“Forest”) pursuant to which Cypress and Forest agreed to amend the License and Collaboration Agreement dated January 29, 2004 previously entered into between the parties (the “License and Collaboration Agreement”).  Pursuant to the Letter Agreement, Cypress discontinued its rights under its agreement with Forest to co-promote Savella®.   Forest agreed to pay to Cypress a one-time payment of $2.0 million to help facilitate the transition and Cypress retained all other rights and obligations under the License and Collaboration Agreement, including its royalty on Savella® sales.

On August 5, 2010, the Ramius Group received a letter from the Board informing the Ramius Group that the Board of Directors had unanimously decided not to accept the Ramius Group’s Acquisition Offer.

On August 5, 2010, the Ramius Group delivered a letter (the “August 5 Letter”) to the Board of Directors highlighting its serious concerns regarding Cypress’ announced discontinuation of the Co-Promote.  In the August 5 Letter, the Ramius Group questioned why Cypress’ Board of Directors entered into a transaction to discontinue the Co-Promote for only $2 million without first receiving advice from the two investment banking advisors it had engaged on the value and strategic merits of the Co-Promote and the impact of its termination on the Ramius Group’s Acquisition Proposal or other strategic alternatives available to Cypress.  The Ramius Group also again implored the Board of Directors to refrain from taking further actions or entering into any further transactions at that time.

Additionally, the Ramius Group stated in the August 5 Letter that it expected the Board of Directors to fulfill its fiduciary responsibility by fully evaluating the Ramius Group’s Acquisition Offer of $4.00 per share, which represented a 60% premium to the closing price of the Shares on the day prior to the announcement of its acquisition offer.   Ramius went on to say that it was willing to work with Cypress to consummate a transaction in one of two ways; (1) by entering into a definitive agreement with Cypress to purchase Cypress for a fully financed and agreed upon price that would allow for a “go shop” period such that Cypress could fulfill its fiduciary duty to determine if there were higher offers from other bidders; or (2) by participating in a formal auction process alongside other potential acquirers.

On August 5, 2010, Value and Opportunity Fund delivered to Cypress a letter (the “August 5 Demand”) demanding, pursuant to Section 220 of the DGCL, inspection of certain of Cypress’ Books and Records (as defined therein).  The Books and Records in the August 5 Demand relate to, without limitation, certain decisions made by the Board of Directors and management, particularly with respect to the termination of the Co-Promote.  The August 5 Demand was separate and distinct from the prior July 22 Demand.

Cypress has not responded to the August 5 Demand and has not provided the Books and Records requested therein.

On August 11, 2010, the Ramius Group delivered a letter (the “August 11 Letter”) to the Board of Directors expressing that it remained committed to pursuing an acquisition of Cypress and was willing to consider raising the value of its acquisition proposal in the event that the Ramius Group was granted limited due diligence and Cypress agreed to negotiate in good faith to consummate a transaction.  The Ramius Group further stated that it believed Cypress’ current strategy would destroy significant stockholder value and criticized Cypress for hiding behind self-serving and inaccurate statements concerning the Ramius Group’s proposal.

The August 11 Letter further stated that the Ramius Group had heard from several stockholders who want maximum value for their shares now through a negotiated transaction and would prefer for Cypress to explore a sale rather than have management continue with its current strategy.  The Ramius Group concluded the August 11 Letter by stating that it remained ready, willing and able to engage in meaningful negotiations with Cypress to structure a transaction that would maximize value for all stockholders.

The Board delivered a letter dated August 17, 2010 to the Ramius Group again declining to accept the Ramius Group’s Acquisition Offer and announcing Daniel H. Petree as the new lead independent director.

On August 18, 2010, Cypress announced the resignation from the Board of Directors of Jean-Pierre Millon, effective immediately, due to “a difference of opinion with respect to the timing of the execution of [Cypress’] strategy.”

On or about August 18, 2010, Value and Opportunity Fund filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware against Cypress seeking certain of Cypress’ Books and Records (as defined therein) pursuant to Section 220 of the DGCL.  Value and Opportunity Fund filed the Complaint after Cypress rejected Value and Opportunity Fund’s demands for Cypress Books and Records relating to Cypress’ decision to: (a) enter into an exclusive North American license to develop and commercialize an antipsychotic drug owned by BioLineRx Ltd.; and (b) terminate the Co-Promote (collectively, the “Transactions”).  The Complaint alleges, among other things, that the Ramius Group is entitled to inspect the Books and Records to investigate potential mismanagement, wrongdoing and/or waste of corporate assets in connection with the Transactions.

On August 19, 2010, Cypress notified The Nasdaq Stock Market that it was not in compliance with NASDAQ Marketplace Rule 5605(c)(2)(A), which requires an issuer to, among other things, have an audit committee comprising at least three independent directors, due to the resignation of Mr. Millon from the Board and from the Audit Committee of the Board.

On August 25, 2010, the Ramius Group sent a letter (the “August 25 Letter”) to the newly appointed lead independent director expressing its concerns regarding the abrupt resignation from the Board of former lead independent director Jean-Pierre Millon and the further concentration of control of Cypress with two individuals, Jay Kranzler and Daniel H. Petree.  The August 25 Letter detailed that Mr. Petree already served as the sole member of the Finance Committee, giving him the sole authority to evaluate, review, facilitate and approve the selection and engagement of financial advisors in connection with strategic transactions, licenses, joint ventures, acquisitions and other similar transactions, and that Mr. Petree and Dr. Kranzler, the CEO of Cypress, were the only two members of the Strategic Committee, which meets with and advises management as Cypress considers product licensing, potential acquisitions and other strategic opportunities.  In the August 25 Letter, the Ramius Group noted the error of concentrating control of Cypress with just two members of a seven person board in the midst of an acquisition proposal, when it is most important for the Board to act independently of management.

Additionally, the Ramius Group noted in the August 25 Letter that the fact that Mr. Millon felt compelled to resign from the Board of Directors called into serious question the Board of Director’s true independence and balance.  The Ramius Group expressed its opinion that a director expressing a differing view was forced to relinquish his leadership role on the Board and subsequently chose to resign from the Board, and that, at best, this demonstrates an unhealthy board environment and, at worst, it is symptomatic of a truly dysfunctional board that continued to act without regard to the best interests of stockholders.  The Ramius Group concluded the August 25 Letter by confirming its commitment to pursue an acquisition of Cypress, repeating its willingness to consider raising the value of the Ramius Group’s Acquisition Offer in the event the Ramius Group was granted limited due diligence and Cypress agreed to negotiate in good faith and requesting an in-person meeting with any or all of the continuing independent members of the Board.

On August 26, 2010, Cypress entered into a license and development agreement (the “License and Development Agreement”) with Alexza Pharmaceuticals, Inc. (“Alexza”), pursuant to which Cypress obtained an exclusive worldwide license from Alexza under certain patents and know-how to Alexza’s Staccato nicotine technology.   As consideration for the license, Cypress made an upfront payment of $5.0 million to Alexza.  In addition, following the completion of certain clinical milestones relating to the Staccato nicotine technology, Cypress will be obligated to pay to Alexza an additional technology transfer payment of $1.0 million in consideration for the transfer to Cypress by Alexza of certain additional know-how and materials relating to the technology then in Alexza’s possession. Cypress is obligated to reimburse Alexza’s costs and expenses to conduct activities under a development plan agreed upon by the parties and to use commercially reasonable efforts to research, develop and commercialize the product.  Cypress disclosed that it anticipates that it will spend approximately $4.0 million in connection with the development of the Staccato nicotine technology during 2010 and that it will spend approximately $7.0 million in connection with the development of the Staccato nicotine technology during 2011.

Also, on August 26, 2010, Cypress disclosed that it had completed the acquisition of Marina Biotech, Inc.’s (“Marina”) carbetocin development program pursuant to an asset purchase agreement dated August 25, 2010 (the “Asset Purchase Agreement”). The assets purchased under the Asset Purchase Agreement included intellectual property, product data and contracts related to Marina’s carbetocin development program for the treatment of the core symptoms of autism.  Cypress disclosed that it made an initial payment of $750,000 to Marina as a portion of the purchase price. Following successful completion of specified patent issuance and late-stage development and commercial events relating to the carbetocin program, Cypress will be obligated to pay to Marina additional milestones of up to $27 million in the aggregate. In the event that Cypress commercializes a product containing carbetocin, Marina will be entitled to receive a percentage of net sales so long as a valid claim of an issued patent within the purchased assets exists, which obligation will terminate upon the entry of a generic product.

11.	PURPOSE OF THE OFFER AND THE PROPOSED MERGER; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; “GOING-PRIVATE” TRANSACTIONS.

General.  The purpose of the Offer is to enable Ramius to acquire control of, and ultimately acquire the entire equity interest in, Cypress.  Purchaser presently intends, as soon as practicable following consummation of the Offer, to cause the entire Cypress Board of Directors to comprise solely its nominees and to cause Cypress to consummate the Proposed Merger.

Ramius and Purchaser currently intend to pursue the Proposed Merger promptly following consummation of the Offer.  Ramius and Purchaser, however, reserve the right to amend the terms of the Proposed Merger or to pursue an alternative second-step business combination transaction involving Cypress in which the Shares not owned by Ramius or its subsidiaries (including, without limitation, Purchaser) would be converted into or exchanged for cash or other securities or consideration.

Whether or not Ramius proposes a merger or other similar business combination with Cypress, it currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on Cypress’ Board of Directors. It intends, promptly after the consummation of the Offer, to request that some or all of the current members of Cypress’ Board of Directors resign and that its designees be elected to fill the vacancies so created. Should such request be refused, it intends to take such action as may be necessary and lawful to secure control of Cypress’ Board of Directors.

At the effective time of the Proposed Merger, each Share that is issued and outstanding immediately prior to the effective time of the Proposed Merger (other than Shares owned by Ramius or its subsidiaries (including, without limitation, Purchaser) and Shares owned by stockholders who perfect any available appraisal rights under Delaware law) would be converted into the right to receive an amount in cash equal to the highest price paid per Share pursuant to the Offer.

If Purchaser acquires Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to its equity ownership in Cypress, Purchaser may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as it shall determine, which may be different from the price paid in the Offer. Purchaser also reserves the right to dispose of Shares that it has acquired or may acquire.

In connection with the Offer, Ramius and Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that Purchaser acquires Cypress.  If Purchaser acquires Cypress or otherwise obtains access to the books and records of Cypress, Ramius and Purchaser intend to conduct a detailed review of Cypress and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances that then exist.  Such strategies could include, without limitation, changes in Cypress’ business, facility locations, corporate structure, strategies, capitalization, management or dividend policy.

The Proposed Merger.  Under the DGCL as currently in effect, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser believes it would be able to approve the Proposed Merger without a vote of Cypress’ Board of Directors or Cypress’ stockholders.  However, if Purchaser does not acquire at least 90% of the outstanding Shares and Purchaser reduces or waives the Minimum Tender Condition, then under the DGCL as currently in effect, the Proposed Merger would require the adoption of a plan of merger by Cypress’ Board of Directors and the approval of the holders of a majority of the outstanding Shares.  Purchaser intends to vote all Shares acquired by it in favor of the Proposed Merger, and if Purchaser acquires a majority of the outstanding Shares pursuant to the Offer or otherwise, it would have sufficient Shares to approve such a transaction without the affirmative vote of other stockholders, assuming approval by Cypress’ Board of Directors.  The treatment of Shares held by Cypress’ stockholders who properly perfect their appraisal rights if the proposed second-step merger does take place is discussed in “Appraisal Rights” below.

Notwithstanding the foregoing, certain provisions of the DGCL may affect the ability of Ramius to obtain control of Cypress and Purchaser’s ability to consummate the Proposed Merger.  The exact timing and details of the Proposed Merger will depend on a variety of factors and legal requirements, including actions of Cypress’ Board of Directors, the number of Shares, if any, acquired by Purchaser pursuant to the Offer, and whether the Minimum Tender Condition, the Section 203 Condition, the Impairment Condition, the Minimum Cash Balance Condition, the RP Financing Condition and the HSR Condition, and all other conditions set forth in Section 14 — “Conditions to the Offer”, are satisfied or waived.  There can be no assurance that the Proposed Merger will be consummated or as to the timing of the Proposed Merger if it is consummated.  See Section 11 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; ‘Going-Private’ Transactions” and Section 14 — “Conditions to the Offer.”

Set forth below are certain factors that may affect the ability of Ramius to obtain control of Cypress and to cause Cypress to consummate the Proposed Merger.

Statutory Requirements; Approval of the Proposed Merger.   Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, it believes it would be able to approve the Proposed Merger without a vote of the Cypress’ Board of Directors or other stockholders.

 If the Section 203 Condition is not satisfied but Purchaser elects, in its sole discretion, to consummate the Offer, Section 203 could significantly delay its ability to acquire the entire equity interest in Cypress. In general, Section 203 of the DGCL prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Cypress’ Board of Directors approves the Offer or the Proposed Merger or (ii) there are validly tendered prior to the Expiration Date and not withdrawn a number of Shares which, together with the Shares then owned by us, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of Cypress).

Purchaser reserves the right to waive the Section 203 Condition, although there can be no assurance that it will do so, and it has not determined whether it would be willing to do so under any circumstances. If Purchaser waives such condition and purchases Shares pursuant to the Offer or otherwise and Section 203 of the DGCL is applicable, it may nevertheless seek to consummate a merger or other business combination with Cypress. Purchaser believes it would be able to cause the consummation of such a merger or other business combination if it owns a majority of the outstanding Shares and (i) such merger or other business combination is approved by the Cypress’ Board of Directors and authorized at an annual or special meeting of stockholders of Cypress, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding Shares not owned by it or its affiliates and associates; or (ii) such merger or other business combination occurs after the expiration of three years following the date Ramius became an interested stockholder.

On the other hand, if Purchaser waives the Section 203 Condition and purchases Shares pursuant to the Offer or otherwise and is prevented by Section 203 of the DGCL from consummating a merger or other business combination with Cypress for any period of time, it may (i) determine not to seek to consummate such a merger or other business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by Cypress.  Purchaser has not determined whether it would take any of the actions described above under such circumstances.

 The exact timing and details of any merger or other similar business combination involving Cypress will necessarily depend upon a variety of factors, including the number of Shares Purchaser acquires pursuant to the Offer. Although it currently intends to propose a merger or similar business combination generally on the terms described above, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions Cypress may take in response to the Offer, information it obtains hereafter, changes in general economic or market conditions or in the business of Cypress or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Purchaser reserves the right not to propose a merger or other similar business combination with Cypress or to propose such a transaction on terms other than those described above.

The foregoing discussion is not a complete statement of the DGCL and is qualified in its entirety by reference to the DGCL.

Appraisal Rights.  Stockholders of Cypress do not have appraisal rights as a result of the Offer.  However, if a merger (including, without limitation, the Proposed Merger) involving Cypress is consummated on the terms currently contemplated, stockholders of Cypress who have neither voted in favor of the proposed merger nor consented thereto in writing, and who otherwise under the DGCL comply with the applicable statutory procedures, will be entitled to obtain a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with interest, if any, or the amount determined to be fair value (all such Shares collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares.  Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration paid in such a merger.  Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the highest price paid per Share pursuant to the Offer, without interest.

Any stockholder may withdraw his demand for appraisal and accept the consideration offered in such merger by delivering to the surviving corporation a written withdrawal of such stockholder’s demand for appraisal in accordance with the relevant provisions of the DGCL.  Any such attempt to withdraw made more than 60 days after such effective date will require approval of the surviving corporation.  Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his demand for appraisal and accept the consideration offered in the Proposed Merger within 60 days after the effective date.

Failure to follow the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

“Going-Private” Transactions.  Rule 13e-3 under the Exchange Act is applicable to certain “going-private” transactions and may under certain circumstances be applicable to the Proposed Merger.  Purchaser does not believe that Rule 13e-3 will be applicable to the Proposed Merger unless the Proposed Merger is consummated more than one year after the termination of the Offer.  If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Cypress and certain information relating to the fairness of the Proposed Merger and the consideration offered to minority stockholders be filed with the SEC and distributed to minority stockholders before the consummation of any such transaction.

The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or such provisions thereof and stockholders are advised to read the applicable provisions of the DGCL and the Exchange Act.  The foregoing description of the DGCL is qualified in its entirety by reference to the DGCL.

12.	SOURCE AND AMOUNT OF FUNDS.

We will need approximately $148 million to purchase all Shares the Ramius Group does not already own pursuant to the Offer and to pay related fees and expenses.  Ramius has entered into a commitment letter with RP pursuant to which RP has committed to provide financing to Ramius and its affiliates in an amount up to $125.0 million (“RP Financing”) in connection with the purchase of all outstanding Shares.

The remainder of the funds necessary to pay the offer price for all Shares in the Offer, and to pay all anticipated expenses in connection with the Offer, will be provided by the Ramius Group. Ramius and its affiliates currently have the funds required to make up the difference between the aggregate purchase price for all Shares in the Offer (together with all anticipated expenses of the Offer) and the $125 million to be provided pursuant to the RP Financing.

The commitment to provide the RP Financing may be terminated by RP (a) at any time on or after October 31, 2010; provided that if the Offer is pending on such date, the commitment may not be terminated by RP until the Offer is terminated by Purchaser or expires and (b) at any time if Ramius shall have materially breached any of the agreements contained in the commitment letter for the RP Financing or the attached term sheet.

Up to $80 million of the RP Financing will be repaid following the consummation of the Offer and the closing of the Proposed Merger using cash or cash equivalents of Cypress. The remaining $45 million of the RP Financing will be repaid by RP’s exchanging $45 million in principal amount of the RP Financing (following the consummation of the Offer and the closing of the Proposed Merger) for a one half interest in Cypress’ royalty interest (the “Royalty”) (which shall include all milestone and other payments) in worldwide net sales of Savella pursuant to the License and Collaboration Agreement by and between Cypress and Forest Laboratories Ireland Limited dated January 9, 2004 (the “License Agreement”). The amount we borrow in connection with the RP Financing is to bear interest at 14% annually, payable quarterly in arrears, and, except as otherwise described below, mature in one year from the date the borrowing is made.

Additionally, RP will be granted a first priority perfected lien on, and security interest in, all of the Shares acquired in the Offer and, following the closing of the Proposed Merger, all assets of Cypress.

It is anticipated that the documentation related to the RP Financing will contain representations, warranties, covenants and default events as are usual and customary in transactions of a similar type and size as the RP Financing.

The commitment of RP is, and the obligation of RP to advance the RP Financing will be, conditioned upon, among other things, the execution of mutually satisfactory definitive documentation for the RP Financing; RP being satisfied in its sole discretion with its due diligence investigation of the License Agreement and the related intellectual property; absence of material adverse change with respect to Cypress, its assets, its financial condition or the Royalty; and Ramius and Purchaser not amending any material provision or waiving any material term of the Offer without RP’s prior written consent.

Promptly following the closing of the Offer and the RP Financing, Purchaser is to pay all reasonable, documented out-of-pocket expenses of RP, including legal fees and expenses and due diligence expenses, associated with the RP Financing.

A copy of RP’s commitment letter and the attached term sheet are filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Ramius pursuant to Rule 14d-3 under the Exchange Act on September 15, 2010. Reference is made to such exhibit for a more complete description of the proposed terms and conditions of the RP Financing, and the foregoing summary of such terms and conditions is qualified in its entirety by such exhibit.

The Offer is conditioned on Purchaser entering into a definitive agreement with RP regarding the RP Financing to complete the purchase of all of the outstanding Shares.  See Section 14 — “Conditions to the Offer.”

Ramius is restricted under the RP Financing from seeking alternative financing in certain circumstances.

13.	DIVIDENDS AND DISTRIBUTIONS.

If, on or after September 15, 2010, Cypress (1) splits, combines, reclassifies or otherwise changes the Shares or its capitalization, (2) acquires Shares or otherwise causes a reduction in the number of Shares, (3) issues or sells additional Shares (other than pursuant to the terms of any director or employee stock options outstanding as of September 14, 2010), or any shares of any other class of capital stock or other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (4) discloses that it has taken any such action, then, without prejudice to Purchaser’s rights under Section 14 — “Conditions to the Offer,” Purchaser, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination, reclassification or other change including, without limitation, the number or type of securities offered to be purchased.

If, on or after September 15, 2010, Cypress declares or pays any dividend on the Shares or other distribution on the Shares, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, or voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchaser or its nominee or transferee on Cypress’ stock transfer records, then, subject to the provisions of Section 14 — “Conditions to the Offer,” (1) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividends or cash distributions and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (A) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (B) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

14.	CONDITIONS TO THE OFFER.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer at any time, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, (1) at or prior to the Expiration Date, the Minimum Tender Condition, the Section 203 Condition, the Impairment Condition, the Minimum Cash Balance Condition, the RP Financing Condition or the HSR Condition has not been satisfied, or (2) at any time on or after September 15, 2010, and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall occur or conditions shall exist:

(a) there shall be threatened or instituted or pending any action or proceeding by or before any court, government or governmental authority or agency, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by Purchaser, Ramius or any other affiliate of Ramius or the consummation by Purchaser, Ramius or any other affiliate of Ramius of the Proposed Merger or any other business combination with Cypress, (B) seeking to obtain material damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Proposed Merger or any such business combination, (2) seeking to restrain or prohibit the full rights of ownership or operation by Purchaser, Ramius or any other affiliate of Ramius of all or any portion of the business or assets of Cypress and its subsidiaries or of Ramius or its affiliates, or to compel Purchaser, Ramius or any other affiliate of Ramius to dispose of or hold separate all or any portion of the business or assets of Ramius or its affiliates or Cypress or any of its subsidiaries or seeking to impose any limitation on the ability of Purchaser, Ramius or any other affiliate of Ramius to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of Purchaser, Ramius or any other affiliate of Ramius effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired by any such person on all matters properly presented to Cypress’ stockholders, (4) seeking to require divestiture by Purchaser, Ramius or any other affiliate of Ramius of any Shares, (5) seeking any material diminution in the benefits expected to be derived by Purchaser, Ramius or any other affiliate of Ramius as a result of the transactions contemplated by the Offer or the Proposed Merger or any other business combination with Cypress, (6) which otherwise, in the reasonable judgment of Purchaser, might materially adversely affect Purchaser, Ramius or any other affiliate of Ramius or the value of the Shares or (7) in the reasonable judgment of Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Cypress or any of its subsidiaries;

(b) there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to Purchaser, Ramius or any other affiliate of Ramius or (2) to the Offer or the Proposed Merger or other business combination by Purchaser, Ramius or any other affiliate of Ramius with Cypress, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in the reasonable judgment of Purchaser, might directly or indirectly result in any of the consequences referred to in clauses (1) through (7) of paragraph (a) above;

(c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Cypress or any of its subsidiaries which, in the reasonable judgment of Purchaser, is or may be materially adverse, or Purchaser shall have become aware of any fact which, in the reasonable judgment of Purchaser, has or may have material adverse significance, with respect to either the value of Cypress or any of its subsidiaries or the value of the Shares to Purchaser, Ramius or any other subsidiary of Ramius;

(d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of Purchaser, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (5) a material change in the United States dollar or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (6) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which Cypress or its subsidiaries do business that could, in the reasonable judgment of Purchaser, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Cypress or any of its subsidiaries or the trading in, or value of, the Shares, (7) any decline in either the Dow Jones Industrial Average, or the Standard & Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15% measured from the close of business on September 14, 2010 or any material adverse change in the market price in the Shares or (8) in the case of any of the foregoing existing on September 14, 2010, a material acceleration or worsening thereof;

(e) we become aware (1) that any material contractual right of Cypress or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any material amount of indebtedness of Cypress or any of its subsidiaries has been or will be accelerated or has otherwise become or will become due or become subject to acceleration prior to its stated due date, or, in each case, would reasonably be expected to occur, in each case, with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser, Ramius or any other affiliate of Ramius of a merger or other similar business combination involving Cypress or (2) of any covenant, term or condition in any instrument or agreement of Cypress or any of its subsidiaries (including, without limitation, any term or provision that requires or otherwise obligates the Company to make future payments or investments) that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Cypress or any of its subsidiaries or affiliates or the value of the Shares to Purchaser, Ramius or any other affiliate of Ramius (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by Ramius or Purchaser or Ramius’ or Purchaser’s consummation of a merger or other similar business combination involving Cypress);

(f) Cypress or any of its subsidiaries shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares or its capitalization, (2) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any presently outstanding Shares or other securities or other equity interests, (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof on the date of this Offer to Purchase) of director or employee stock options outstanding on the date of this Offer to Purchase, or issued, distributed or sold, or authorized or proposed the issuance, distribution or sale, of shares of any other class of capital stock or other equity interests, other voting securities, debt securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Cypress, (5) altered or proposed to alter any material term of any outstanding security or material contract, permit or license, (6) incurred any debt otherwise than in the ordinary course of business consistent with past practice or any debt containing, in the reasonable judgment of Purchaser, burdensome covenants or security provisions, (7) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of Cypress or any of its subsidiaries or any comparable event not in the ordinary course of business, (8) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in Purchaser’s reasonable judgment, could adversely affect either the value of Cypress or any of its subsidiaries or the value of the Shares to Purchaser, Ramius or any other affiliates of Ramius, (9) acquired, or authorized, recommended or proposed to acquire, any business or assets material to Cypress or any of its affiliates (except purchases of inventory in the ordinary course of business consistent with past practice), (10) adopted, established or entered into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of its employees, consultants or directors, or adopted, established or entered into or amended, or made grants or awards pursuant to, any agreements, arrangements or plans so as to provide for increased benefits to one or more employees, consultants or directors, whether or not as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger, or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings on file with the SEC, (11) except as may be required by law, taken any action to adopt, establish, terminate or amend any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) of Cypress or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously disclosed in publicly available filings or (12) amended or authorized or proposed any amendment to their respective certificate of incorporation or bylaws or similar organizational documents, or Purchaser shall become aware that Cypress or any of its subsidiaries shall have proposed or adopted any such amendment which has not been previously disclosed in publicly available documents on file with the SEC;

(g) a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any other person (including, without limitation, Cypress or any of its subsidiaries or affiliates) or it shall be publicly disclosed or Purchaser shall otherwise learn that (1) any person, entity (including, without limitation, Cypress or any of its subsidiaries or affiliates) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of Cypress (including, without limitation, the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Cypress (including, without limitation, the Shares), (2) any such person, entity or group, which before September 14, 2010 had filed a Schedule 13D or 13G with respect to Cypress with the SEC has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of Cypress (including, without limitation, the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of Cypress (including, without limitation, the Shares), (3) any person or group shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving Cypress or any of its subsidiaries, or (4) any person shall file a Notification and Report Form under the HSR Act, or make a public announcement reflecting an intent to acquire Cypress or any assets or securities of Cypress or any of its subsidiaries (other than purchases by customers of inventory in the ordinary course of business);

(h) Ramius, Purchaser or any other affiliate of Ramius shall have reached an agreement or understanding with Cypress providing for termination of the Offer, or Ramius, Purchaser or any other Ramius affiliate shall have entered into a definitive agreement or announced an agreement in principle with Cypress providing for a merger or other business combination with Cypress or the purchase of stock or assets of Cypress which does not contemplate the Offer;

(i) any approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party which is necessary to consummate the Offer and the Proposed Merger shall not have been obtained on terms satisfactory to Purchaser; or

(j) Cypress or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving Cypress or any of its subsidiaries or the purchase of securities or assets of Cypress or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of Cypress or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase;

which, in the reasonable judgment of Ramius or Purchaser, regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of Purchaser or Ramius and may be asserted by Purchaser and Ramius, in their sole discretion, regardless of the circumstances (including, without limitation, any action or omission by Cypress, Ramius or Purchaser) giving rise to any such conditions or, subject to the Offer remaining open for a minimum period of time following waiver of a material condition as required by the rules and regulations of the SEC, may be waived by Purchaser or Ramius, in their sole discretion, in whole or in part, at any time and from time to time. To the extent permitted by the rules and regulations of the SEC which require the satisfaction or waiver of conditions prior to expiration of the Offer, the failure by Purchaser or Ramius at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.  Any determination by Purchaser or Ramius concerning any condition or event described in this Section 14 shall be final and binding upon all parties to the fullest extent permitted by law.

15.	CERTAIN LEGAL MATTERS; ANTITRUST; OTHER FOREIGN APPROVALS; STATE TAKEOVER STATUTES.

Except as set forth in this Offer to Purchase, based on its review of publicly available filings by Cypress with the SEC and other publicly available information regarding Cypress, Purchaser is not aware of any governmental or regulatory licenses or permits that would be material to the business of Cypress and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser’s acquisition of Shares (and the indirect acquisition of the stock of Cypress’ subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of Cypress’ subsidiaries) by Purchaser pursuant to the Offer as contemplated herein.

Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to Cypress’ business, or that certain parts of Cypress’ or Ramius’ business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances.  See “Introduction” and Section 14 — “Conditions to the Offer” for a description of certain conditions to the Offer.

Antitrust.  Under the HSR Act and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied.  The purchase of Shares pursuant to the Offer may be subject to such requirements.

If applicable, pursuant to the requirements of the HSR Act, we plan to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC as promptly as possible after the date hereof. As a result, the waiting period, if applicable, to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, 15 days following such filing, unless such 15th day is a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 p.m., New York City time, on the next regular business day. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period, if applicable, will be extended until 11:59 p.m., New York City time, 10 days after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order.  If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer and the Proposed Merger.  At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of assets of Ramius, Purchaser, Cypress or their respective subsidiaries.  Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances.  Based upon an examination of information available to Purchaser relating to the businesses in which Ramius, Purchaser, Cypress and their respective subsidiaries are engaged, Purchaser believes that the Offer and the Proposed Merger will not violate antitrust laws.  Nevertheless, there can be no assurance that a challenge to the Offer or the Proposed Merger on antitrust grounds will not be made or that, if such a challenge is made, Purchaser will prevail.  See Section 14 — “Conditions to the Offer” for certain conditions to the Offer, including, without limitation, conditions with respect to litigation.

Other Foreign Approvals.  According to the Cypress 2009 10-K, Cypress also conducts business in certain other countries.  In connection with the acquisition of the Shares pursuant to the Offer or the Proposed Merger, the laws of other countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions.  The governments in such countries and jurisdictions might attempt to impose additional conditions on Cypress’ operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Proposed Merger.  There can be no assurance that Purchaser will be able to cause Cypress or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for Cypress or any subsidiary after purchase of the Shares pursuant to the Offer or the Proposed Merger.

Delaware Business Combination Statute.  Cypress is subject to the provisions of Section 203 of the DGCL, which imposes certain restrictions on business combinations involving Cypress. For a discussion of the provisions of Section 203, see Section 11 — “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; ‘Going-Private’ Transactions”.

State Takeover Statutes.  A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Cypress, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and Cypress, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our affiliates and Cypress, including the Proposed Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 14 — “Conditions to the Offer.”

16.	CERTAIN FEES AND EXPENSES.

Innisfree M&A Incorporated has been retained by Purchaser as Information Agent in connection with the Offer.  The Information Agent may contact holders of Shares by email, mail, telephone, facsimile, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominee stockholders to forward material relating to the Offer to beneficial owners.  Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses.  Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the Federal securities laws.

In addition, Computershare Trust Company, N.A. has been retained by Purchaser as the Depositary.  The Depositary has not been retained to make solicitations or recommendations in its role as Depositary.  The Depositary will receive customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.  Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

17.	MISCELLANEOUS.

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute.  If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute.  If, after such good faith effort Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.  In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No Person has been authorized to give any information or make any representation on behalf of Ramius or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto.  Such Schedule TO and any amendments thereto, including, without limitation, exhibits, may be examined and copies may be obtained from the offices of the SEC in the same manner as discussed in Section 8 — “Certain Information Concerning Cypress” with respect to information concerning Cypress.

Ramius V&O Acquisition LLC

September 15, 2010

SCHEDULE I

INFORMATION CONCERNING THE MANAGERS, DIRECTORS AND
EXECUTIVE OFFICERS OF THE RAMIUS GROUP AND PURCHASER

The name, age, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each manager, director and executive officer of the Ramius Group and Purchaser are set forth below.  Each of CFS Company Ltd. and CSS Corporation Ltd. are incorporated in the Cayman Islands.  Each person listed below is a citizen of the United States, except for Edoardo Spezzotti, who is a citizen of Italy.

MANAGERS OF C4S & CO., L.L.C.

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address

Peter A. Cohen (Age 64) Managing Member	Chairman of the Board and Chief Executive Officer of Cowen Group, Inc. Mr. Cohen is a founding principal of Ramius LLC.	599 Lexington Avenue 20th Floor New York, New York 10022

Morgan B. Stark (Age 71) Managing Member
Chairman of Ramius Alternative Investments.  Head of Macro Trading Strategy since February 8, 2010.  Mr. Stark previously served as Chief Executive Officer and President of Ramius LLC. Mr. Stark is a founding principal of Ramius LLC.
599 Lexington Avenue 20th Floor New York, New York 10022

Thomas W. Strauss (Age 68) Managing Member
Chief Executive Officer and President of Ramius Alternative Investments since February 2010.  Mr. Strauss previously served as Chief Executive Officer and President of Ramius Alternative Solutions. Mr. Strauss is a founding principal of Ramius LLC.
599 Lexington Avenue 20th Floor New York, New York 10022

Jeffrey M. Solomon (Age 44) Managing Member	Chief Operating Officer, Chief Strategy Officer, Chairman of the Investment Committee and member of the Operating Committee of Cowen Group, Inc. Mr. Solomon is a founding principal of Ramius LLC.	599 Lexington Avenue 20th Floor New York, New York 10022

DIRECTORS AND OFFICERS OF RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address

Owen S. Littman (Age 37) Director	General Counsel of Cowen Group, Inc. since July 2010. Mr. Littman has also served as General Counsel of Ramius LLC since February 2009. Mr. Littman began working at Ramius LLC in 2005.	599 Lexington Avenue 20th Floor New York, New York 10022

Mark R. Mitchell (Age 49) Director	Partner Managing Director of Ramius LLC. Mr. Mitchell began working at Ramius LLC in 1999.	599 Lexington Avenue 20th Floor New York, New York 10022

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Regatta Office Park Windward 1, 2nd Floor PO Box 31106 Grand Cayman KY1-1205 Cayman Islands
CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Regatta Office Park Windward 1, 2nd Floor PO Box 31106 Grand Cayman KY1-1205 Cayman Islands

DIRECTORS AND OFFICERS OF RAMIUS ENTERPRISE MASTER FUND LTD

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address

Morgan B. Stark (Age 71) Director
Chairman of Ramius Alternative Investments.  Head of Macro Trading Strategy since February 8, 2010.  Mr. Stark previously served as Chief Executive Officer and President of Ramius LLC. Mr. Stark is a founding principal of Ramius LLC.
599 Lexington Avenue 20th Floor New York, New York 10022

Owen S. Littman (Age 37) Director	General Counsel of Cowen Group, Inc. since July 2010. Mr. Littman has also served as General Counsel of Ramius LLC since February 2009. Mr. Littman began working at Ramius LLC in 2005.	599 Lexington Avenue 20th Floor New York, New York 10022

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Regatta Office Park Windward 1, 2nd Floor PO Box 31106 Grand Cayman KY1-1205 Cayman Islands
CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Regatta Office Park Windward 1, 2nd Floor PO Box 31106 Grand Cayman KY1-1205 Cayman Islands

DIRECTORS AND OFFICERS OF RAMIUS ENTERPRISE MASTER FUND LTD

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address

Morgan B. Stark (Age 71) Director
Chairman of Ramius Alternative Investments.  Head of Macro Trading Strategy since February 8, 2010.  Mr. Stark previously served as Chief Executive Officer and President of Ramius LLC. Mr. Stark is a founding principal of Ramius LLC.
599 Lexington Avenue 20th Floor New York, New York 10022

CFS Company Ltd. Director	Nominee Company registered with Cayman Islands Monetary Authority and is affiliated with Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Regatta Office Park Windward 1, 2nd Floor PO Box 31106 Grand Cayman KY1-1205 Cayman Islands
CSS Corporation Ltd. Secretary	Affiliate of the Administrator of the Fund	c/o Citco Fund Services (Cayman Islands) Limited Regatta Office Park Windward 1, 2nd Floor PO Box 31106 Grand Cayman KY1-1205 Cayman Islands

DIRECTORS AND OFFICERS OF RAMIUS NAVIGATION MASTER FUND LTD

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address

Jeffrey C. Smith (Age 38) Director
Partner Managing Director of Ramius LLC, Chief Investment Officer of the Ramius Value and Opportunity Fund, a member of Cowen Operating Committee and Cowen Investment Committee, Chairman of the Board of Phoenix Technologies Ltd. and a director of Actel Corporation.
599 Lexington Avenue 20th Floor New York, New York 10022

DIRECTORS AND OFFICERS OF COWEN GROUP, INC.

Name and Position	Present Principal Occupation or Employment; Five-Year Employment History	Principal Business Address

Peter A. Cohen (Age 64) Chairman of the Board and Chief Executive Officer	Chairman of the Board and Chief Executive Officer of Cowen Group, Inc. Mr. Cohen is a founding principal of Ramius LLC.	c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Steven Kotler (Age 63) Director	Vice Chairman of Gilbert Global Equity Partners, since 2000.	c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Jules B. Kroll (Age 69) Director
President of JEMKroll Group, since 2008.  Mr. Kroll founded Kroll Inc. in 1972, where he served as the Chairman of the Board of Directors and Chief Executive Officer until its acquisition by Marsh & McLennan Company in 2004.  Following the acquisition of Kroll Inc., Mr. Kroll served as the Vice Chairman of Marsh Inc. and as a member of Marsh McLennan International Advisory Board until his retirement from those positions in 2008.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

David M. Malcolm (Age 63) Director
Chairman of Cowen and Company, LLC.  From March 2008 through July 2010, Mr. Malcolm served as Chairman, President and Chief Executive Officer of Cowen and Company, LLC.  Mr. Malcolm was previously President and Chief Executive Officer of Cowen Holdings and had been serving in that position since March 2008.   Mr. Malcolm previously served as Cowen Holding's Executive Vice Chairman from October 2006 until he took over as President and Chief Executive Officer of Cowen Holdings.  From 2001 through 2006, Mr. Malcolm served as Head of Investment Banking.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Jerome S. Markowitz (Age 71) Director	Senior Partner at Conifer Securities LLC, since 2006. From 1998 to 2006, Mr. Markowitz was actively involved in managing a private investment portfolio.	c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Jack H. Nusbaum (Age 70) Director
Senior Partner of the New York law firm of Willkie Farr & Gallagher LLP and a member of the Executive Committee.  Mr. Nusbaum served as the firm's Chairman from 1987 through 2009 and has been a partner in that firm for more than thirty years.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Edoardo Spezzotti (Age 57) Director
Mr. Spezzotti has been with the Unicredit Group since 2006 and is an Executive Vice President.  Mr. Spezzotti is the Vice Chairman of Corporate and Investment Banking (CIB), a position he has held since January 2010, is a member of the CIB Executive Committee.  Prior to joining the UniCredit Group, Mr. Spezzotti was a managing partner at Esfin LLP, a corporate finance firm founded in 2004.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

John E. Toffolon, Jr. (Age 59) Lead Director
Mr. Toffolon served as non−Executive Chairman of Cowen Holdings from July 2008 through the November 2009. Mr. Toffolon previously served as Cowen Holding's Lead Independent Director from June 2007 until his appointment as Chairman, and has been a member of Cowen Holding's Board of Directors and has served as the Chairman of Cowen Holding's Audit Committee since September 2006.  Mr. Toffolon has served as Chairman of Westway Group, Inc. since 2009.  Mr. Toffolon, in his capacity as a partner of The Shermen Group, served as the Chief Financial Officer and a member of the Board of Directors of Shermen WSC Acquisition Corp. since August 2006 until the business combination with Westway in May 2009.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Christopher A. White (Age 45) Chief of Staff
Chief of Staff of Cowen Group, Inc.  From November 2009 until April 2010, Mr. White served as Chief Operating Officer of the Cowen Group, Inc.  In November 2009, Mr. White served as the Chief Financial Officer of the Cowen Group, Inc.  Mr. White served as the Vice President of Cowen Holdings since its formation in February 2006 and was a member of the operating committee and Office of the Chief Executive.  Mr. White served as Chief of Staff of Cowen and Company and its predecessor entities from December 2005 and as Chief Administrative
Officer of Cowen and Company and its predecessor entities from June 2006 to November 2009.  Mr. White served as a member of SG Capital Partners, the Merchant Banking Division of Cowen and Company, from 2003 to December 2005.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Joseph R. Wright (Age 71) Director
Senior Advisor to The Chart Group, L.P.  Mr. Wright previously served as Chief Executive Officer of Scientific Games Corporation from January 1 2009 through December 31, 2009 and has served as Vice Chairman of Scientific Games Corporation's Board of Directors since May 1, 2008, of which he has been a member since 2004.  From July 2006 through April 2008, he served as Chairman of Intelsat, Ltd. and as Chief Executive Officer of PanAmSat Corporation from August 2001 until it was combined with Intelsat in July 2006.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Morgan B. Stark (Age 71) Member of Executive and Operating Committees
Chairman of Ramius Alternative Investments.  Head of Macro Trading Strategy since February 8, 2010.  Mr. Stark previously served as Chief Executive Officer and President of Ramius LLC. Mr. Stark is a founding principal of Ramius LLC.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Thomas W. Strauss (Age 68) Member of Executive and Operating Committees
Chief Executive Officer and President of Ramius Alternative Investments since February 2010.  Mr. Strauss previously served as Chief Executive Officer and President of Ramius Alternative Solutions. Mr. Strauss is a founding principal of Ramius LLC.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Stephen A. Lasota (Age 47) Chief Financial Officer
Chief Financial Officer and a Managing Director of Cowen Group, Inc. since November 2009.  Mr. Lasota has also served as the Chief Financial Officer of Ramius LLC since May 2007.  Mr. Lasota began working at Ramius LLC in November 2004.
c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

Jeffrey M. Solomon (Age 44) Chief Operating Officer, Chief Strategy Officer, Chairman of the Investment Committee and member of the Operating Committee	Chief Operating Officer, Chief Strategy Officer, Chairman of the Investment Committee and member of the Operating Committee of Cowen Group, Inc. Mr. Solomon is a founding principal of Ramius LLC.	c/o Cowen Group, Inc. 599 Lexington Avenue 20th Floor New York, New York 10022

TRANSACTIONS IN THE SHARES BY THE RAMIUS GROUP DURING THE PAST 60 DAYS
(ALL TRANSACTIONS WERE ORDINARY OPEN MARKET BROKERAGE TRANSACTIONS)

Shares of Common Stock Purchased/(Sold)	Price Per Share($)	Date of Purchase/Sale

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD

18,750	2.1600	07/14/2010
18,750	2.1437	07/15/2010
30,000	2.2330	07/15/2010
337,500	2.4389	07/16/2010
1,087,500	2.5416	07/16/2010

COWEN OVERSEAS INVESTMENT LP

6,250	2.1600	07/14/2010
6,250	2.1437	07/15/2010
10,000	2.2330	07/15/2010
112,500	2.4389	07/16/2010
362,500	2.5416	07/16/2010

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted.  The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Cypress or their broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:
By Mail or Overnight Delivery: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Facsimile Transmission: For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

Questions and requests for assistance may be directed to the Information Agent at its address set forth below.  Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent.  You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:
501 Madison Avenue
New York, New York 10022

Banks and Brokers Call Collect:
(212) 750-5833

All Others Please Call Toll-free:
(877) 717-3936